Exhibit 10.6

EXCELERATE ENERGY L.P. 2445 Technology Forest Blvd., Level 6 The Woodlands, TX 77381 USA T: +1 832 813 7100 F: +1 832 813 7103 excelerateenergy.com

October 16, 2020

Alisa Newman Hood
Via email

Dear Alisa:

We are pleased to extend our conditional offer to you for the position General Counsel at Excelerate Energy, LP.  You will be an employee at will and the following shall not create an employment contract or an expectation of employment for any fixed period of time, but is intended to confirm our mutual understanding regarding compensation and other terms of the offer.

The terms of the offer are as follows:

•	The anticipated start date of employment will be January 1, 2021.

•	An annual base salary of $455,000.00 payable in biweekly installments in arrears, less usual and customary payroll deductions.

•
The position of General Counsel reports to Chief Executive Officer and President, Steven Kobos and your responsibilities will be as set forth in the Position Description which will be developed.  The Company may change the position and/or person to whom you report and the responsibilities of your position at the Company’s discretion.

•
You are eligible to participate in the Company’s annual incentive compensation plan (“IC Plan”), pursuant to which IC Plan compensation may be payable based on the Company’s performance, your contribution to the Company’s success and subject to the terms and conditions specified in the IC Plan document. Your initial IC Plan target will be 65%; for calendar year 2020, this initial amount will be guaranteed and paid in February 2021.   All IC Plan compensation is subject to satisfactory performance and to the condition precedent that the employee be continuously employed and actively at work during the IC Plan year (for calendar year 2020, you will be deemed to meet this requirement by virtue of your employment by Frederic Dorwart Lawyers as counsel to Excelerate) and on the date on which the IC Plan compensation is paid.

•
The Company offers a competitive and comprehensive benefits program.  You will be eligible to participate in our medical, dental, life, AD&D, disability, 401K and flexible benefits program effective the first day of the month following your date of hire subject to the terms of each benefit plan.  More information regarding these benefits will be provided to you in the near future.

•
You will accrue 5.85 hours of paid time off (“PTO”) each pay period up to a maximum of 19 work days per year in accordance with the Company’s PTO policy.  Excelerate offers two floating holidays per year after one full year of employment and you will be offered one floating holiday during the first year.  Excelerate also recognizes nine regular holidays annually.

All offers of employment are contingent upon negative drug screen results, a satisfactory background check and execution of the Company’s standard Confidential Information & Inventions Agreement and Foreign Corrupt Practices Act Compliance Certificate. We will provide you information regarding the drug screening and you will be responsible for participating in the screening within one week from the time you receive the information.

By signing this letter you confirm that (i) until your employment with your existing employer is terminated you will fulfill your duty of loyalty to your current employer; (ii) you will comply with all obligations respecting confidential information of your current employer, including any such obligations respecting customer lists and customer information and the like; and (iii) you have provided to the Company all agreements which in any way restrict your ability to work on behalf of the Company (i.e. non-competition and non-solicitation agreements and or similar provisions which may be contained in other agreements).

Please contact me at 832-813-7100 to discuss any questions you might have.

To indicate your acceptance of this offer, please sign below and return to me by Monday, October 19th, at 5:00 p.m.  My email is                .

I look forward to your response.

Yours very truly,

/s/ Judy A. Drucker

Judy A. Drucker
Director – Human Resources
Excelerate Energy Limited Partnership

The provisions of this offer of employment have been read, are understood, and the offer is accepted. I understand that my employment is contingent upon negative drug screen results, a satisfactory background check and execution of the Company’s standard Confidential Information & Inventions Agreement and Foreign Corrupt Practices Act Compliance Certificate.

Accepted:	/s/ Alisa Newman Hood	Date:	10/16/20
Alisa Newman Hood